EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES SIX-MONTH CONTRACT EXTENSION FOR THE ATWOOD EAGLE

Houston, Texas
September 14, 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., a Houston-based International Drilling Contractor (NYSE: ATW), announced today that the ATWOOD EAGLE (operated by our wholly-owned subsidiary Atwood Australian Waters Drilling Pty Ltd) has been awarded a six-month contract extension by Chevron Australia Pty Ltd  pursuant to the existing contract.  With this option exercised, the rig's current contract commitment will be extended until six months beyond the delivery of the ATWOOD OSPREY to Chevron Australia, which is anticipated to occur during the first quarter of calendar year 2011.  The new dayrate for the ATWOOD EAGLE will be approximately $390,000 (subject to change due to currency exchange provisions in the contract).

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, and the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010, both filed with the Securities and Exchange Commission.

Contact: Mark L. Mey
281-749-7902